 Exhibit 99.1

Evergreen Energy Regains Compliance with NYSE Arca Listing Standards

DENVER, March 3, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE), announced it has regained compliance with listing standards issued by the New York Stock Exchange Arca Inc.   The NYSE Arca will continue to list the stock under the ticker symbol “EEE.”
Ilyas Khan, Executive Chairman of Evergreen Energy, commented: “I wish to thank the NYSE Arca exchange for their support of Evergreen while we completed our plan to regain compliance with the listing requirements. We are entirely focused on continuing to meet our ambitious milestones, and I wish to take this opportunity to also thank our long-standing and supportive shareholders.”
The company will be subject to a 12 month review by NYSE Arca to ensure compliance with the continued listing standards.  If the company should fall below the continued listing standards during this period, its compliance plan is subject to further regulatory review and the company’s listing may be subject to suspension from the NYSE Arca.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: K-Fuel® and the GreenCert™ suite of software and services.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in pending litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, or by our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

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